February 15, 2008


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RiverSource Variable Portfolio Investment Series, Inc. (the "Registrant"), and, under the date of February 20, 2007, we reported on the Registrant's financial statements for RiverSource Variable Portfolio - Emerging Markets Fund, RiverSource Variable Portfolio - Growth Fund, RiverSource Variable Portfolio - International Opportunity Fund, RiverSource Variable Portfolio - Large Cap Equity Fund, RiverSource Variable Portfolio - Large Cap Value Fund, RiverSource Variable Portfolio - Mid Cap Growth Fund, RiverSource Variable Portfolio - S&P 500 Index Fund and RiverSource Variable Portfolio - Small Cap Advantage Fund as of and for the fiscal period from September 1, 2006 to December 31, 2006 and the fiscal years ended August 31, 2006 and 2005, and for RiverSource Variable Portfolio - Mid Cap Value Fund as of and for the fiscal period from September 1, 2006 to December 31, 2006, for the fiscal year ended August 31, 2006 and for the period from May 2, 2005 (date the Fund became available) to August 31, 2005. On April 13, 2007, we were dismissed. We have read the Registrant's statements included under Sub-Item 77K of its Form N-SAR, dated on February 15, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that (i) The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007, or (ii) the statements in the last two paragraphs.

Very truly yours,


/s/ KPMG LLP